Exhibit 99.1

Sentinel Energy Services Inc. Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing December 22, 2017

Houston, TX, December 21, 2017 -- Sentinel Energy Services Inc. (the “Company”) announced that, commencing December 22, 2017, holders of the units sold in the Company’s initial public offering may elect to separately trade the Class A ordinary shares and warrants included in the units. The Class A ordinary shares and warrants that are separated will trade on the NASDAQ Capital Market under the symbols “STNL” and “STNLW,” respectively. Those units not separated will continue to trade on the NASDAQ Capital Market under the symbol “STNLU.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: (800) 831-9146; Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, NY 10282, Telephone: (866) 471-2526, fax: (212) 902-9316, email: prospectus-ny@ny.email.gs.com, or Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, Eleven Madison Avenue, New York, NY 10010, Telephone: (800) 221-1037, email: newyork.prospectus@credit-suisse.com.

ABOUT SENTINEL ENERGY SERVICES INC.

Sentinel Energy Services Inc. is a special purpose acquisition entity focused on the energy services and equipment sectors and was formed for the purpose of entering into a merger, amalgamation, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is sponsored by Sentinel Management Holdings, LLC, an affiliate of CSL Capital Management, LLC.

FORWARD LOOKING STATEMENTS

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”). All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Kent Jamison

281-407-0686

kent@cslenergy.com